Exhibit 11.1
                                                                    ------------
                             AMERICA SERVICE GROUP

                                            Six Months Ended June 30,            Quarter Ended June 30,
                                            -------------------------            ----------------------

                                              1996             1995              1996              1995
                                              ----             ----              ----              ----

Net income (loss)                         ($3,098,954)       $676,618        ($3,473,984)        $368,467





Weighted average shares outstanding         3,050,981       3,053,692          3,219,572        3,024,876

Common stock equivalents                          --          255,364                --           312,932
                                          ------------      ---------        ------------      ----------

Total weighted average common and
 common equivalent shares                   3,050,981       3,309,056          3,219,572        3,337,808
                                          ------------      ---------        ------------      -----------
                                          ------------      ---------        ------------      -----------


Earnings per common and common and
 equivalent share                             ($1.02)          $0.20             ($1.08)            $0.11
                                          -----------       ---------        ------------       ----------
                                          -----------       ---------        ------------       ----------
